PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 1996)


                        MEDIMMUNE, INC.

         $60,000,000 Principal Amount of 7% Convertible
                  Subordinated Notes due 2003
            (Interest payable January 1 and July 1)

                3,048,780 Shares of Common Stock
                      ______________________________

     This document supplements the Prospectus dated November 1, 1996 relating to (i) $60,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2003 (the "Notes") of MedImmune, Inc., a Delaware corporation (the "Company"), and (ii) 3,048,780 shares of Common Stock of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated in July 1996 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On March 4, 1998 the closing price of the Common Stock of the Company on the Nasdaq National Market was $55.5625. The Common Stock of the Company is traded under the symbol "MEDI."


     Selling Securityholder:           Reliance Insurance Company
                                       Park Avenue Plaza
                                       55 East 52nd Street
                                       New York, New York 10055

     Securities Being Sold:            $2,000,000 aggregate principal
                                       amount
                                       of 7% Convertible Subordinated
                                       Notes
                                       due 2003

     Price:                            Not Available

     Participating Broker-Dealers:     Morgan Stanley & Co. Incorporated

     Commission or Compensation:       Not Available



     As of February 5, 1998 and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $4,000,000 aggregate principal amount of Notes, representing approximately 6.7% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

                          _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                          _______________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                          _______________________


The date of this Prospectus Supplement is March 5, 1998.